UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2017

NOVELIS INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Canada	001-32312	98-0442987
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, Georgia 30326
(Address of Principal Executive Offices)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

ABL Amendment
On September 14, 2017, Novelis Inc. (the “Company”) entered into an Amendment No.1 to Second Amended and Restated Credit Agreement (the “ABL Amendment”) to its $1.0 billion Second Amended and Restated Credit Agreement (the “ABL Facility”) dated as of October 6, 2014, among others, the Company and subsidiary borrowers party thereto, the guarantors party thereto, Wells Fargo Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.

The ABL Amendment extends the final maturity of the ABL Facility from October 6, 2019 to September 14, 2022; provided that, in the event that the Company’s term loan credit agreement or certain other indebtedness matures on or prior to March 14, 2023 and is outstanding 90 days prior to its maturity (and not refinanced with a maturity date later than March 14, 2023), then the ABL Facility will mature 90 days prior to the maturity date of such other indebtedness, unless excess availability under the ABL Facility is either at least (i) 20% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base or (ii) 15% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base and a minimum fixed charged ratio test of at least 1.25 to 1 is met.

The ABL Amendment reduces the interest rate spreads applicable to loans under the ABL Facility by 0.25%. After giving effect to such reduction, loans under the ABL Facility will bear interest at a rate of LIBOR plus a spread of 1.25% to 1.75% or a prime rate plus a spread of 0.25% to 0.75%, depending on excess availability.

The ABL Facility contains a covenant requiring the Company to maintain a minimum fixed charge coverage ratio of 1.25 to 1 if excess availability is less than a specified threshold. The ABL Amendment lowers the threshold to the greater of (1) $90 million and (2) 10% of the lesser of (a) the maximum size of the ABL Facility and (b) the then applicable borrowing base.

The ABL Amendment modifies certain covenants to, among other things, increase the Company’s flexibility, including increasing flexibility to make acquisitions and other investments, sell assets, pay dividends and prepay certain indebtedness. The ABL Amendment also modifies certain provisions of the ABL Facility to facilitate the closing of the previously announced transaction with Kobe Steel Ltd.

Term Loan Amendment
On September 14, 2017, the Company also entered into an Amendment No.1 to Credit Agreement (the “Term Loan Amendment”) to its $1.8 billion Credit Agreement (the “Term Loan Facility”) dated as of January 10, 2017, among, among others, the Company, as borrower, the guarantors party thereto, Standard Chartered Bank, as administrative agent and collateral agent, and the lenders party thereto. The Term Loan Amendment modifies certain covenants to increase the Company’s flexibility and modifies certain provisions of the Term Loan Facility to facilitate the closing of the previously announced transaction with Kobe Steel Ltd.

The foregoing description of the ABL Amendment and the Term Loan Amendment is a general description and is qualified in its entirety by reference to the ABL Amendment and the Term Loan Amendment, each of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: September 15, 2017	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer